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                                                               EXHIBIT 99.1


                                            Media Contact: Steven Goldstein
                                                             (609) 520-4110
                                                             (888) 294-7227
                                             Investor Contact: Mark Donohue
                                                             (609) 520-5660
                                                            Richard Zannino
                                                             (609) 520-4121


                         DOW JONES & COMPANY ANNOUNCES
                     AUGUST 2001 WALL STREET JOURNAL LINAGE:
                     UPDATES THIRD QUARTER EARNINGS GUIDANCE


NEW YORK, N.Y. (September 17, 2001)-- Dow Jones & Company announced today that August 2001 total advertising linage for The Wall Street Journal declined 40.7%, compared to an increase of 7.9% in August of last year and a two-year (August 2000 compared to August 1998) increase of 53.5%. Quarter-to-date total linage at The Wall Street Journal declined 35.4%. Year-to-date total linage at The Wall Street Journal declined 34.9%.

     Dow Jones also announced that based on quarter-to-date Journal advertising linage being lower than our third quarter guidance of down 25% to 30% and the absence of linage improvement in September, it remains hopeful of making the bottom end of its previous 20 cent to 30 cent EPS guidance for the third quarter. The risk of falling short of the bottom end of this range has, of course, been heightened by the events of this past week. Other factors experienced in the quarter include continued softness in international advertising and lower than expected results in advertising-dependent television operations, offset by on-plan performance elsewhere, and continued cost reductions.

     The Wall Street Journal's general ad linage declined 45.8% in August and is down 38.7% year-to-date. Technology advertising (which is part of the general category) was down 65.8% in August, primarily due to declines in B-to-B e-commerce, computer software and computer hardware. Other general advertising categories were down 32.8% on weakness in professional services and communications advertising. Auto and public utilities advertising were the strongest general ad categories during the month.

     Financial advertising linage for The Wall Street Journal declined 42.2% in August and was down 35.6% for the year due to continued softness in brokers and investment banking, banks, tombstones, mutual and money fund ads. Classified ad linage was down 21.0% in August and 15.4% for the year.

     The Wall Street Journal Europe's total ad linage declined 23.0% in August with year-to-date ad linage down 20.0%. The Asian Wall Street Journal's total ad linage declined 40.5% in August and year-to-date ad linage was down 20.0%. Weak technology and financial advertising were the primary factors for both the European and Asian Journals' advertising decrease.


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     Ottaway Newspapers total advertising for August increased 0.9%.  Year-
to-date ad linage was down 1.8%. A modest increase in classified advertising, offset softness in national ads and a slight decline in retail ads. Ottaway continues to perform as expected, outpacing industry linage trends.

     Dow Jones & Company's corporate offices have been temporarily relocated. They can be reached at: Dow Jones & Company; 4300 North Route 1; South Brunswick, NJ 08852; Main Number: (609) 520-4000.
Dow Jones & Company (NYSE: DJ; dj.com) publishes The Wall Street Journal and its international and online editions, Barron's and SmartMoney magazines and other periodicals, Dow Jones Newswires, Dow Jones Indexes, and the Ottaway group of community newspapers. Dow Jones is co-owner with Reuters Group of Factiva and with NBC of the CNBC television operations in Asia and Europe. Dow Jones also provides news content to CNBC and radio stations in the U.S.


Information Relating To Forward-Looking Statements:

This press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those anticipated, including, world political conditions and business, economic and stock market conditions that impact the volume of advertising, in particular IPO, dot-com, technology and financial advertising, in the company's products and services; and such other risk factors as may have been or may be included from time to time in the company's reports filed with the Securities and Exchange Commission.



























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
Dow Jones & Company 2001 Advertising Linage Percentage Increases
(Decreases) from 2000

                                     August                 Year-To-Date
                                Actual  Per Issue         Actual  Per Issue
THE WALL STREET JOURNAL
General                         (45.8)                    (38.7)
Financial                       (42.2)                    (35.6)
Classified and Other            (21.0)                    (15.4)

Total                           (40.7)  (40.7)            (34.9)  (34.9)


THE WALL STREET JOURNAL EUROPE  (23.0)  (23.0)            (20.0)  (20.0)

THE ASIAN WALL STREET JOURNAL   (40.5)  (40.5)            (20.0)  (20.0)

OTTAWAY NEWSPAPERS, INC.
(excludes preprints)
Daily                            (2.2)                     (3.1)
Non-Daily                        19.0                       6.3

Total                             0.9                      (1.8)

BARRON'S
Nat'l Advertising Pages         (24.0)  (24.0)            (28.6)  (28.6)


                                 2001    2000              2001    2000
Number of Issues:
THE WALL STREET JOURNAL            23      23               171     171

THE WALL STREET JOURNAL EUROPE     22      22               168     168

THE ASIAN WALL STREET JOURNAL      23      23               171     171

BARRON'S                            4       4                35      35















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